Exhibit 99.1

FOR IMMEDIATE RELEASE
Harsco Corporation announces name change to Enviri Corporation
•New brand identity better reflects Company’s commitment to developing and refining sustainable solutions to help solve complex environmental challenge

PHILADELPHIA - (June 5, 2023) – Harsco Corporation (NYSE: HSC) will change its name to Enviri Corporation effective immediately. The Company will begin trading under the NYSE ticker “NVRI” on June 19, 2023.

The new name and brand identity reflect the Company’s transformation over the past four years into a single-thesis environmental solutions company that provides services to manage, recycle and beneficially reuse waste and byproduct materials across many industries.

“As we considered where we are today, how our business has evolved and our commitment to the environment, it is important to have a name and brand identity that align with this image,” said Nick Grasberger, Chairman and Chief Executive Officer, Enviri Corporation. “We are energized as we enter into this new era and look forward to continuing to operate with the same commitment to excellence that has been part of the Company’s legacy for more than 170 years, while providing value for our investors, customers, partners and the communities in which we operate.”

With more than 150 operating sites around the world, EnviriTM is pursuing innovation initiatives that are focused on decarbonization, energy efficiency and enhanced resource recovery technologies to deliver the highest quality environmental management. Enviri’s objective of achieving zero waste for its customers and partners is reflected in its new logo, which at its heart includes a symbol that signifies the transformation from waste to reuse and recycling.

The Company’s new name and brand identity better align with its sustainability goals, recent achievements and actions already underway, including the following results from its latest (2021) Environmental Social and Governance Report:

•100% of revenue came from environmentally focused segments, compared to 67% five years ago.

•Recycled, repurposed or reused more than 28 billion pounds of waste.

•Clean Earth segment successfully recycled over 93% of all waste processed, totaling more than 8 billion pounds.

•70% increase, over a two-year span, in the number of new environmental solutions launched.

•Avoided more than 17 million metric tons of carbon emissions by its Harsco Environmental division between 2019 and 2021; on track to achieve its 2025 goal of avoiding 25 million metric tons of CO2.

While the Company has changed its legal name to Enviri, Harsco Environmental, Clean Earth and Harsco Rail, will continue to operate under their existing names as divisions of Enviri.

To learn more about Enviri, visit enviri.com and follow the Company on LinkedIn, Facebook, Twitter and Instagram.

# # #

about Enviri

Enviri is transforming the world to green, as a trusted global leader in providing a broad range of environmental services and related innovative solutions. The Company serves a diverse customer base by offering critical recycle and reuse solutions for their waste streams, enabling customers to address their most complex environmental challenges and to achieve their sustainability goals. Enviri is based in Philadelphia, Pennsylvania and operates in more than 150 locations in over 30 countries. Additional information can be found at www.enviri.com.